SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Security Capital EuroPacific Real Estate Shares Incorporated

Address of Principal Business Office:

                  11 South LaSalle Street, Chicago, Illinois 60603

Phone Number: (312) 345-5800

Name and address of agent for service of Process:

                  Anthony R. Manno, Jr.
                  11 South LaSalle Street
                  Chicago, Illinois 60603

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES /__ / NO / X /

Item 1.    Security Capital EuroPacific Real Estate Shares Incorporated.


Item 2. Registrant was organized under the laws of the State of Maryland on July 23, 1997.


Item 3.    Registrant is a corporation.


Item 4.    Registrant is a management company.


Item 5.    (a)      Registrant is an open-end company.

           (b)      Registrant is a non-diversified company.


Item 6. Security Capital (US) Management Group Incorporated, 11 South LaSalle Street Chicago, Illinois 60603


Item7.     Anthony R. Manno, Jr.              Director, Chairman of the Board,
           11 South LaSalle Street            President
           Chicago, Illinois 60603

           John H. Gardner, Jr.               Vice President
           11 South LaSalle Street
           Chicago, Illinois 60603

           Jeffrey C. Nellessen               Secretary and Treasurer
           11 South LaSalle Street
           Chicago, Illinois 60603

Item 8.    Not Applicable.


Item 9.    (a)      No

           (b)      Not Applicable

           (c)      Yes

           (d)      No

           (e)      Not Applicable


Item 10.   Zero


Item 11.   No.


Item 12.   Not Applicable

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Chicago and the state of Illinois on the 25th day of September 1997.


          SECURITY CAPITAL EUROPACIFIC REAL ESTATE SHARES INCORPORATED



         By: /s/ Jeffrey C. Nellessen
             ------------------------
             Name:  Jeffrey C. Nellessen
             Title: Secretary and Treasurer





Attest:




/s/ John H. Gardner
-------------------
Name:  John H. Gardner
Title: Vice President